Exhibit 107

Calculation of Filing Fee Table

Form S-3ASR

(Form Type)

Agenus Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration of Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(3)	(3)	(3)	(3)	(4)	—	—	—	—

	Equity	Preferred Stock, $0.01 par value per share	Rule 456(b) and Rule 457(r)	(3)	(3)	(3)	(3)	(4)	—	—	—	—

	Equity	Warrants	Rule 456(b) and Rule 457(r)	(3)	(3)	(3)	(3)	(4)	—	—	—	—

	Equity	Debt Securities(5)	Rule 456(b) and Rule 457(r)	(3)	(3)	(3)	(3)	(4)	—	—	—	—

	Equity	Units	Rule 456(b) and Rule 457(r)	(3)	(3)	(3)	(3)	(4)	—	—	—	—

	Equity	Common Stock, par value $0.01 per share	Rule 457(c)	184,638,269	$1.78	$328,656,119	0.00011020	$36,218

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$328,656,119		$36,218

	Total Fees Previously Paid							—

	Total Fee Offsets							$15,916

	Net Fee Due							$20,302

(1)

There are being registered hereunder an indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock or debt securities. Any securities registered under this Registration Statement on Form S-3 (this “Registration Statement”) may be sold separately or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate amounts and numbers of shares of common stock and numbers of shares of preferred stock, and principal amounts of debt securities, as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

(2)

The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under this Registration Statement

(3)	Not required to be included pursuant to Form S-3 General Instruction II.E.
(4)

Pursuant to Pursuant to Rule 456(b) and Rule 457(r) under the Securities Act, the registrant is deferring payment of registration fees and will pay such fees subsequently in advance or on a “pay-as-you-go” basis, except with respect to the $36,218 to be paid in connection with primary offering of common stock described in the table, which is being paid with the filing of this Registration Statement on Form S-3

(5)

If any debt securities are issued at an original issue discount, then the issue price, and not the principal amount, of such debt securities shall be used for purposes of calculating the aggregate initial offering price of all securities issued.

(6)

Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average high and low prices per share of the common stock as reported on the Nasdaq Capital Market on June 16, 2023.

(7)

Pursuant to Rule 457(p) under the Securities Act, the registrant hereby offsets the total registration fee due hereunder by $15,916, which represents the portion of the registration fee previously paid with respect to $121,926,707 of unsold securities previously registered on the registrant’s registration statement on Form S-3 (File No. 333-240006) initially filed on July 22, 2020. Consequently, the filing fee transmitted herewith is $20,302.